EXHIBIT 10.1

JPMORGAN CHASE & CO.

DEFERRED COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS

(As amended and restated July 2001 and as of December 31, 2004)

The Deferred Compensation Plan for Non-Employee Directors (“Plan”) permitted annual deferrals by non-employee Directors of JPMorgan Chase of all or a portion of their annual compensation which would be otherwise paid and earned in the calendar following receipt of a deferral election by the Administrator. Deferrals under this Plan ceased as of December 31, 2004. The deferred balances under this Plan have been frozen (other than for investment experience thereon) and are separately accounted from any deferrals made on or after January 1, 2005. By way of clarification, this Plan is intended to be a grandfathered plan under the final Treasury Regulations issued pursuant to Section 409A of the Code and is not intended to be subject to Section 409A of the Code.

All amounts credited to the Accounts of Directors under this Plan represent fully vested amounts. Changes from time to time have been made to the hypothetical investment options offered under this Plan.

Deferrals of compensation by Directors with respect to services performed in calendar years commencing on or after January 1, 2005 are subject to the JPMorgan Chase 2005 Deferred Compensation for Non-Employee Directors. The Program represents an unsecured, unfunded promise to make payments in the future.

1.	Definitions - The following are defined terms wherever they appear in the Plan.

1.1

“Administrator” shall mean the Secretary, or such other person or committee appointed by the Chief Executive Officer of the Corporation to be responsible for those functions assigned to the Administrator under the Plan.

1.2	“Bank” shall mean JPMorgan Chase Bank, N.A. and any successor.

1.3	“Board of Directors” shall mean the Board of Directors of the Corporation or the Bank.

1.4	“Corporation” shall mean JPMorgan Chase & Co.

1.5	“Deferred Compensation Account” or “Account” shall mean the separate account established under the Plan for each Participant as described in Section 3.1.

1.6	“Director” shall mean a member of the Board of Directors who is not also an employee (or former employee) of the Corporation or the Bank.

1.7	“Participant” shall mean each Director who participates in the Plan in accordance with the terms and conditions of the Plan.

1.8	“Plan” shall mean this Deferred Compensation Plan for Non-Employee Directors of JPMorgan Chase & Co. and the Bank, as amended from time to time.

1.9	“Stock” shall mean the Common Stock of the Corporation, $1.00 par value per share.

1.10	“Valuation Date” shall mean the close of business on the last business day of each calendar quarter.

1.11

“Subsidiary” shall mean any corporation, which at the time qualifies as a subsidiary of the Corporation under the definition of “subsidiary corporation” in Section 425(f) of the Internal Revenue Code, as amended from time to time.

2.	Participation.

2.1	Eligibility. Each Director is eligible to participate in the Plan.

Effective for annual stock retainers awarded on or after November 19, 2002, such retainers are automatically deferred into the Stock Account described in Section 3.1(a) and are subject to the timing election described in Section 2.2(a)(4). Annual Stock Retainers are awarded in the form of restricted units and each unit is the equivalent of one share of Stock. Effective November 19, 2002, references herein to deferred Stock will include restricted stock units.

2.2	Participation in the Plan; Termination of Participation.

(a)

An individual may elect to participate by delivering a properly executed election form to the Administrator. The election form shall specify: (1) the amount, by percentage or by dollar amount, of cash compensation and/or the amount (but not less than all of Stock compensation to be deferred; (2) the allocation of deferred cash compensation among the forms of hypothetical investment of such deferred compensation; (3) the manner in which deferred compensation is to be paid; (4) the date or dates for payment of deferred compensation; and (5) the manner of payment of deferred compensation to a Participant’s estate in the event of death before complete distribution of deferred compensation.

(b)	The effective date for participation in the Plan by an individual who is a Director shall be the first day of the calendar year next beginning after the date that the Administrator receives the individual’s election to participate in the Plan. The effective date of participation in the Plan for an individual who is not a Director shall be the date that he or she becomes a Director if the Administrator has received an election to participate in the Plan prior to that date.

(c)

A Participant may elect to terminate participation in the Plan by delivering written notice to the Administrator. The effective date for termination shall be the date specified by the Participant in the notice of termination (but not earlier than the date of such notice).

(d)

The deferral of a Participant’s compensation shall begin or end, as appropriate, as of the effective date of the Participant’s election to participate or of the Participant’s notice to terminate participation, as appropriate, described in paragraphs (b) and (c) above.

2.3	Term of Election of Deferral; Modification or Termination of Election of Deferral.

(a)

An election to defer compensation, or to modify a prior election to defer compensation, must be made by the Participant prior to the commencement of the period during which the compensation is earned or to which the compensation relates and shall continue in effect until modified or terminated by the Participant or until the Participant ceases to be eligible to participate in the Plan. A Participant may at any time modify or terminate an election to defer compensation, but in each case only once in any 12-month period.

(b)

A termination of an election to defer compensation shall apply prospectively only and shall not affect previously deferred compensation. A Participant who terminates an election to defer compensation is not eligible to participate in the Plan again until 12 months after the date that the Participant’s election to terminate becomes effective under Section 2.2.

3.	Compensation Deferred.

3.1	Deferred Compensation Account.

(a)

A Deferred Compensation Account shall be established for each Participant. The Account shall consist of two parts: (1) cash compensation deferred by a Participant under the Plan, along with hypothetical income (or losses) on this compensation (the “Cash Account”) and (2) compensation in the form of Stock plus Stock credited to Participant as a result of the hypothetical reinvestment of hypothetical dividends on such Stock compensation (the ``Stock Account”). The amount of cash deferred (plus income or less losses) shall be credited to the Participant’s Cash Account. The number of shares of Stock deferred, plus Stock resulting from the hypothetical reinvestment of hypothetical dividends on deferred Stock compensation, shall be credited to the Participant’s Stock Account.

(b)

Deferred cash compensation shall be credited to the Participant’s Cash Account as of the last day of the month during which such cash compensation was otherwise payable to the Participant. For purposes of hypothetical investment of cash compensation under Section 3.3, however, deferred cash compensation shall not be considered to be hypothetically invested until the first day of the calendar quarter next following the date that such compensation is credited to the Participant’s Cash Account and shall not begin to earn income until the first day of such quarter.

(c)

Deferred Stock compensation shall be credited annually to the Participant’s Stock Account as of December 1 or such other date as may be specified by the Board of Directors for the payment of Stock compensation.

3.2

Amount of Deferral. A Participant may elect to defer receipt of all or a specified portion, by percentage or by dollar amount, of compensation otherwise payable in cash and/or all (but not a portion of) compensation payable in Stock to the Participant for services as a Director or as a member of a committee of the Board of Directors or as a member of any advisory board of the Corporation, the Bank or any Subsidiary. For these purposes, compensation shall include, but shall not be limited to, Directors’ fees (whether in cash or Stock), retainers, meeting fees, fees for committees or other similar forms of remuneration, but shall not include direct reimbursement of expense.

3.3

Hypothetical Investment of Cash. Deferred cash compensation is assumed to be invested, without charge, in one or more of the investment equivalents made available from time to time hereunder. Descriptions of investment equivalents available under the Plan shall be provided to each Participant on or prior to the Participant making an allocation or reallocation of investment equivalents into which any deferred cash payments are to be allocated or reallocated.

3.4	Time of Hypothetical Investment of Cash. The amount of cash in the Participant’s Cash Account on each Valuation Date which has not been previously invested shall be deemed invested in a hypothetical investment on that Valuation Date based on the value of the hypothetical investment on that date.

3.5	Allocation of Hypothetical Investments of Cash; Reallocation of Hypothetical Investments of Cash.

(a)	A Participant may allocate the balance of the Participant’s Cash Account to one or more hypothetical investments. The allocation shall be selected by the Participant.

(b)

A Participant may at any time prospectively change the allocation of the hypothetical investment of future deferred cash compensation. The reallocation of such future deferred compensation shall be effective as of the date the reallocation request is received in good order by the Administrator.

(c)

A Participant may at any time also reallocate among the hypothetical investments any cash compensation previously deferred by the Participant and then credited to the Participant’s Cash Account. This reallocation is in addition to the reallocation described in paragraph (b) above. The reallocation shall be effective as of the date the reallocation request is received in good order by the Administrator.

3.6

Hypothetical Dividends on Deferred Stock. Dividends shall be deemed to have been paid on Stock allocated to a Participant’s Stock Account as if such allocated Stock were actual shares of Stock issued and outstanding on the record date for dividends on Stock. Such hypothetical dividends shall be converted into deferred shares of Stock and shall be credited to a Participant’s Stock Account quarterly. Fractional shares shall be credited to a Participant’s Stock Account cumulatively, but the balance of shares of Stock in a Participant’s Stock Account shall be rounded to the next highest whole share in the event of any issuance and distribution of Stock to such Participant pursuant to Section 4.1. The number of shares of Stock in a Participant’s Stock Account shall be adjusted to reflect stock dividends, splits, reclassifications, and similar transactions.

3.7

Balance of Deferred Compensation Account. The balance of each Participant’s Deferred Compensation Account shall include: (1) cash compensation deferred by the Participant and income (or losses) from the hypothetical investment of this compensation credited to the Participant’s Cash Account and (2) Stock compensation deferred by the Participant and credited to the Participant’s Stock Account and any additional Stock credited to the

Participant’s Stock Account from the investment of dividends deemed paid on such Stock compensation.

3.8	Statement of Account. A statement shall be sent to each Participant as to the balance of the Participant’s Deferred Compensation Account at least once a calendar year.

4.	Payment of Deferred Compensation.

4.1

Payment of Deferred Compensation. Upon termination of services as a Director, the balance of the Participant’s Deferred Compensation Account shall (subject to Section 4.2) be paid to the Participant in the manner and at the time selected by the Participant prior to the date of such termination. For purposes of payment, the balance of the Participant’s Account shall be valued as of the Valuation Date coincident with or immediately following the date that the balance, or the particular installment thereof, is to be paid, but the balance of the Participant’s Account shall include all compensation deferred by the Participant since the last Valuation Date.

4.2

Elections Pertaining to Payments. The Participant may elect the manner of payment of the balance of the Participant’s Deferred Compensation Account, whether in the Cash or Stock Account, including the dates of periodic payments over a specified period of years or the date of a lump sum distribution, provided that:

(a)	If the payment provides for installments, the payments shall be made at least annually and not more frequently than quarterly and shall be payable for a period not to exceed 15 years;

(b)

No payments may be made prior to the first day of the calendar year following the calendar year during which the Participant terminates services as a Director unless the payment is made pursuant to Section 4.4 or Section 4.5;

(c)	No payments from any Participant’s Stock Account shall be payable otherwise than in shares of Stock, unless the Administrator otherwise determines to the contrary; and

(d)	No payments from any Participant’s Cash Account shall be payable otherwise than in cash.

4.3

Modifications of Elections Pertaining to Payments. A Participant may at any time prior to the year in which the Participant’s service as a Director is terminated modify previous elections pertaining to: (1) the date or dates and the manner in which the balance of the Participant’s Deferred Compensation Account is to be paid and (2) the manner of payment of the balance of the Participant’s Deferred Compensation Account in the event of the Participant’s death. Notwithstanding the date specified in this Section 4.3, the Administrator may prescribe an earlier or later date by which the Participant may modify or make elections under the Plan.

4.4	Payments to a Deceased Participant’s Estate or Beneficiaries.

(a)

A Participant may elect by notice to the Administrator that in the event of the Participant’s death, any balance in the Participant’s Deferred Compensation Account shall be paid (i) to beneficiaries, named by the Participant, provided that if no such election is made, payment shall be to the Participant’s estate; and (ii) in the same manner as provided with respect to the Participant, provided that if no such election is made the balance of the Participant’s Deferred Compensation Account shall be determined as of the Valuation Date coincident with or immediately following the Participant’s death and this amount shall be paid in a single payment to the Participant’s estate as soon as reasonably practicable thereafter.

(b)

In the event of a Participant’s election to have Deferred Compensation payments made in installments following the death of such Participant, the Administrator may, upon consideration of the application of the duly appointed administrator or executor of the Participant’s estate, or such beneficiaries as have been named by the Participant, direct that the balance of the Participant’s Deferred Compensation Account be paid in a single payment. The payment shall be made at the time specified by the Administrator.

4.5

Unforeseeable Emergency. A Participant may request the Administrator to make payment in the care of an unforeseeable emergency. For purposes of this Plan, an unforeseeable emergency is severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent (as defined by relevant provisions of law) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The circumstances that will constitute an unforeseeable emergency will depend upon the facts of each case, but, in any case, payment may not be made to the extent that such hardship is or may be relieved (i) through reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or (iii) by cessation of deferrals under the Plan. Examples of what are not considered to be unforeseeable emergencies include the need to send a Participant’s child to college or the desire to purchase a home. Withdrawals of amounts because of an unforeseeable emergency are only permitted to the extent reasonably needed to satisfy the emergency need.

4.6

Deferred Estate Benefit Program. A Participant may from time to time transfer balances from the Participant’s Cash Account to the Deferred Estate Benefit Program in accordance with such procedures as may be prescribed by the Administrator and the Director Human Resources.

5.	General Provisions.

5.1

Participant’s Rights Unsecured. The right of any Participant to receive future payments of cash or Stock under the provisions of the Plan shall be an unsecured claim against the general assets of the Corporation or the Bank, as appropriate.

5.2

Assignability. No right to receive payments or distributions under the Plan shall be transferable or assignable by a Participant, except by will, by the laws of descent and distribution or by a court of competent jurisdiction. Any other attempted assignment or alienation of payments under the Plan shall be void and of no force or effect.

5.3

Administration. Except as otherwise provided herein, the Plan shall be administered by the Administrator, who shall have the authority to adopt rules and regulations for carrying out the Plan and who shall interpret, construe and implement the provisions of the Plan in the Administrator’s discretion. Notwithstanding any other provision of the Plan, the Administrator may conform, in whole or in part, the administration of the Plan, including the timing of reinvestment of earnings and distributions, to the administration of the Deferred Compensation Program of JPMorgan Chase & Co. and Participating Companies, as such program may from time to time be amended, and to the Corporation’s Policy on Personal Investment in JPMorgan Chase Securities.

5.4

Amendment. The Plan may at any time or from time to time be amended, modified or terminated by the Corporation and/or the Bank, provided that no amendment, modification or termination (a) shall, without the consent of the Participant, adversely affect the balance of a Participant’s Deferred Compensation Account at that time or (b) permit payment of the balance of a Participant’s Deferred Compensation Account prior to the date of payment specified in Section 4.2 (except for payments provided in Section 4.4 or Section 4.5).

5.5

Legal Opinions. The Administrator may consult with legal counsel, who may be counsel for the Corporation or other counsel, with respect to the Administrator’s obligations or duties hereunder, or with respect to any action, proceeding or any question of law, and shall not be liable with respect to any action taken or omitted to be taken, by the Administrator in good faith pursuant to the advice of such counsel.

5.6

Liability. Any decision made or action taken by the Board of Directors, the Administrator, or any employee of the Corporation or any of its subsidiaries arising out of or in connection with the construction, administration, interpretation or effect of the Plan shall be within their or its absolute discretion and shall be conclusive and binding on all parties. Neither the Administrator nor any member of the Board of Directors, and no employee of the Corporation or of any of its subsidiaries, shall be liable for any act or action hereunder, whether of omission or commission, except in circumstances involving bad faith, or for any act of any other member or employee or of any agent to whom duties in connection with the administration of the Plan have been delegated.

5.7	Construction. The singular shall include the plural, where appropriate.